Exhibit 99.1

LLEX:NASDAQ

LILIS ENERGY ANNOUNCES INDUSTRY LEADING FLOW RATES PER 1,000’ LATERAL FEET, OPERATIONAL and LEASEHOLD ACQUISITION UPDATES and SETS 2017 PRELIMINARY DRILLING AND COMPLETION CAPITAL BUDGET

THE BISON #1H RECENT 24-HR RATE OF 2,375 BOEPD, 6,987 ft LATERAL

THE GRIZZLY #1H RECENT 24-HR RATE OF 1,666 BOEPD, 4,103 ft LATERAL

SAN ANTONIO, TEXAS – March 15, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX) (“Lilis” or “Company”) announces the following highlights:

•	The Company’s first two operated horizontal wells, the Bison #1H and the Grizzly #1H, are producing industry leading flow rates with each over 340 boepd per 1,000’ lateral feet
•	The Company’s current Delaware Basin leasehold exceeds 7,000 net acres, an increase of over 100% since initially entering the Delaware Basin
•	Sets preliminary 2017 drilling and completion budget of approximately $45 million to drill 10 gross 8 net wells
•	Bison and Grizzly well results exceed type curve estimates
•	Recently uplisted and began trading on the NASDAQ on March 14, 2017

Industry Leading Well Results and Operational Highlights:

Lilis recently drilled and completed its first two operated horizontal Wolfcamp B wells with IP rates significantly exceeding the expected type curve. The Company recently spudded a third operated horizontal well. The highlights of Lilis’s recent well results are as follows:

Currently on Production:

•	The Bison #1H was turned to sales on January 19, 2017 and had a recent 24-hr rate of 2,128 Boepd (2,375 Boepd on a three-stream basis) (75% liquids) or 344 Boepd per 1,000’ lateral feet. The well has been online for 55 days and is currently producing on a restricted choke with more than 1,800 lbs of flowing tubing pressure. The Bison’s 6,897-foot lateral was completed with 35 stages (200-foot plug to plug spacing) with approximately 2,200 lbs of sand per foot. The Bison #1H is currently performing above the 923 Mboe corporate type curve for a mile and a half lateral and has not yet reached a peak 30-day initial production rate.

•	The Grizzly #1H well was turned to sales on February 9, 2017 and had a recent 24-hr rate of 1,392 Boepd (1,666 Boepd on a three-stream basis) Boepd (65% liquids) or 406 Boepd per 1,000’ lateral feet. The well has been online for 34 days and is currently producing on a restricted choke with more than 1,850 lbs of flowing tubing pressure. The Grizzly’s 4,103-foot lateral was completed with 20 stages (200-foot plug to plug spacing) with approximately 2,200 lbs of sand per foot. The Grizzly #1H is currently performing above the 738 Mboe corporate type curve for a one mile lateral and has not yet reached a peak 30-day initial production rate.

Currently Drilling:

•	The Hippo #1H well is currently at a total depth of 16,580 feet measured depth (“MD”) and is scheduled for hydraulic fracturing next week. The well is anticipated to have a 4,000-foot treatable lateral completed with 20 stages (200-foot plug to plug spacing) with 2,200 lbs of sand per foot.

Planned Drilling:

•	The Lion #1H well is scheduling to begin drilling March 21, 2017. The well is anticipated to have a 4,000-foot treatable lateral completed with 20 stages.

Lease Acquisition Update

Lilis continues to aggressively seek opportunities to enhance its position in the Delaware Basin, and has increased its leasehold position from the initial acquisition footprint of approximately 3,500 net acres to over 7,000 net acres, an increase of over 100%.  Lilis expects to continue to build on its position throughout the Delaware Basin to effectively meet its development goals.

2017 Full Year Preliminary Drilling & Completion Capital Budget (“CAPEX”)

The Company also announced today a preliminary 2017 drilling and completion capital budget of approximately $45 million to drill 10 gross (8 net) wells, primarily targeting the Wolfcamp B. Based on recent offset operator activity that continues to derisk and delineate multiple benches prospective across its acreage position Lilis may elect to drill additional zones in the second half of 2017. The Company plans to continue upgrading its existing infrastructure which could include the drilling of additional water wells and salt water disposal wells in support of the Company’s ongoing expansion and development of its horizontal drilling program.

Funding for the drilling and completion budget through December 2017 is expected to come from cash on hand, cash flow from operations and availability under the Company’s $50 million term facility.

The 2017 capital program is subject to changes based upon market conditions, commodity prices, rig availability, drilling results, possible acquisition opportunities and general operational results. The Company continues to look for acquisition opportunities but has not included a provision for those opportunities in its preliminary capital budget.

Lilis’ Chief Executive Officer, Mr. Avi Mirman, remarked, “It has been an active last nine months for Lilis, including completing the acquisition of Brushy Resources in a tumultuous commodity environment back in June 2016; closing on two above-market equity financings and a term loan facility; hiring a high-performing and motivated team across key departments; over 100% increase in our contiguous net acreage position; listing on the NASDAQ; and now production results that exceed our expectations. To drill two successful Wolfcamp B wells on our first operated efforts is a real testament to the technical talents possessed by our operational team, led by our Chief Operating Officer, Brennan Short, and Senior Geologist, Mary Hughes. The initial results from both the Bison #1H and the Grizzly #1H demonstrate performance well ahead of our internal type curves. We expect 30-day peak rates will be achieved over the next several weeks. Onward”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis Energy’s primary business objective is to increase its Delaware Basin leasehold position, reserves, production and cash flows at attractive rates of return on invested capital in order to enhance shareholder value. For more information, please contact CORE IR: (516) 222-2560 or visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC's definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This press release contains certain terms, such as recoverable resource, risk and unrisked locations and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and other SEC filings.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31